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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Magellan Health Services, Inc. for the registration of 8,570,604 shares of its common stock and to the incorporation by reference therein of our report dated March 19, 2004, with respect to the consolidated financial statements and schedules of Magellan Health Services, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland
November 5, 2004

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Consent of Independent Registered Public Accounting Firm